Exhibit 23.3

CONSENT OF NAUTH LPC

We hereby consent to the reference to our firm’s name under the heading “Legal Matters” in the prospectus constituting part of this Registration Statement on Form F-3. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

November 14, 2025

/s/ Nauth LPC

Nauth LPC